Exhibit 23.4

July 17, 2026,

E-Power Inc.

Room 703, West Zone, R&D Building

Zibo Science and Technology Industrial Entrepreneurship Park, No. 69

Sanying Road, Zhangdian District, Zibo City, Shandong Province

People’s Republic of China

Consent Letter on E-Power Inc. – FORM S-8

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to E-Power Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of the Form S-8 relating to the Company’s 2022 Stock Incentive Plan, 2024 Employee Share Incentive Plan, and 2025 Employee Share Incentive Plan (the “Form S-8”).

We hereby consent to the reference to our name in the Form S-8. This consent is rendered solely to you for the filing of the Form S-8 and may not be used for any other purpose.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm

Jincheng Tongda & Neal Law Firm